EXHIBIT 24

INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-38070, 33-46966 and 33-77086 on Form S-8, of the CHALONE Wine Group, Ltd., of our report dated February 20, 1997 appearing in the Annual Report on Form 10-K of the CHALONE Wine Group, Ltd. for the year ended December 31, 1996.



/s/Deloitte & Touche LLP
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San Francisco, California
March 24, 1997